Absolute Capital Management, LLC

Code of Ethics

April 2023

This Code of Ethics (“Code”) is being adopted for Absolute Capital Management LLC (“ABSCAP”). This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 17j-1 and Rule 204A-1 apply because ABSCAP serves as investment adviser to registered investment companies (collectively referred to as the “Fund(s)”), as well as other individual and institutional customers. This Code seeks to serve and safeguard ABSCAP’s clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws.

The Code of Ethics is predicated on the principle that ABSCAP owes a fiduciary duty to its clients. Accordingly, ABSCAP’s Supervised Persons1 must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, ABSCAP must:

●	Place client interests ahead of ABSCAP’s – As a fiduciary, ABSCAP must serve in its clients’ best interests. In other words, ABSCAP Supervised Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Access Persons[2] are making personal investments in securities traded by advisory clients.

●	Engage in personal investing that is in full compliance with ABSCAP’s Code of Ethics – Access Persons must review and abide by ABSCAP’s Personal Securities Transaction and Insider Trading Policies.

●	Avoid taking advantage of your position – Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ABSCAP, or on behalf of an advisory client, except in compliance with the Gift Policy as described below.

●	Maintain full compliance with the Federal Securities Laws[3] – Supervised Persons must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

With regard to ABSCAP’s service as investment adviser to the Funds, Rule 17j-1 imposes additional duties.4 Under Rule 17j-1, it is unlawful for certain Advisory persons5, including any officer, director or trustee of the Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Funds:6

[1]	“Supervised Person” means any of the adviser’s officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees or any other person who provides investment advice on the adviser’s behalf and is subject to the adviser’s supervision or control.

[2]	“Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding portfolio holdings, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

[3]	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

[4]	Rule 17j-1 requires that the Adviser adopt a written code of ethics (a separate document), which must be approved by the Board of Trustees of the Fund(s). Prior to approval, ABSCAP’s CCO submitted a certification to the Board of Trustees that ABSCAP has adopted the procedures contained herein which are reasonably designed to prevent Access Persons from violating the Code of Ethics. Any material change to this Code of Ethics must be approved by the Board of Trustees within 6 months of the adoption of the change.

[5]	Any director, officer general partner or employee of the Fund or Adviser (or of any company or natural person in a control relationship to the Fund or Adviser) who makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.

[6]	A security “Held or to be Acquired” by the Funds means any security which, if within the most recent fifteen (15) days (i) is or has been held by the Funds or any other client; (ii) is being or has been considered by the Funds or ABSCAP for purchase by the Funds or any other client; and (iii) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

(1)	To employ any device, scheme or artifice to defraud the Funds;

(2)	To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

(4)	To engage in any manipulative practice with respect to the Funds.

Access persons are not restricted from transacting in securities held or to be acquired as the holdings are widely traded securities. Any questions with respect to ABSCAP’s Code of Ethics should be directed to the CCO and/or a member of the Compliance Team as defined within the Firm’s compliance manual introductory section. As discussed in greater detail below, Supervised Persons must promptly report any violations of the Code of Ethics to the CCO and/or Firm Management. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing these policies and procedures, ABSCAP considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	One or more Access Persons engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.

●	Supervised Persons take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with ABSCAP.

●	Supervised Persons are not aware of what constitutes insider information.

●	The personal trading of Access Persons does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act.

●	Supervised Persons serve as trustees and/or directors of outside organizations. (This could present a potential conflict in a number of ways, for example, if the organization is one of ABSCAP’s service providers.)

ABSCAP has established the following guidelines to effectuate and monitor ABSCAP’s Code of Ethics.

Guiding Principles & Standards of Conduct

Supervised Persons associated with the firm will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees.

The following set of principles frame the professional and ethical conduct that ABSCAP expects from its employees and consultants:

●	Place the integrity of the investment profession, the interests of clients, and the interests of ABSCAP above one’s own personal interests;

●	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

●	Avoid any actual or potential conflict of interest;

●	Conduct all personal securities transactions in a manner consistent with this policy;

●	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

●	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;

●	Promote the integrity of, and uphold the rules governing, capital markets;

●	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

●	Comply with applicable provisions of the federal securities laws.

Policies and Procedures

ABSCAP’s CCO shall notify each Supervised Person that he or she is subject to certain provisions of this Code and shall deliver a copy of this Code to each Supervised Person, and each such Supervised Person shall affirm receipt of the Code, initially upon employment, and no less than annually thereafter. The CCO shall identify all Access Persons which must also comply with the specific policies regarding personal account reporting and personal securities transactions.

Personal Securities Transaction Policy

Access Persons may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempt security (defined below) or the employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

Access Persons must have pre-approval for all personal securities transactions in an initial public offering7 and any other limited offering8 before completing the transactions. ABSCAP reserves the right to disapprove of any proposed transaction that may have the appearance of improper conduct. For transactions that require pre-clearance, Access Persons shall request pre-clearance via email to ABSCAP’s CCO or another ACA Team member9.

Once pre-clearance is granted, the Access Person may transact in that security for up to 3 business days. To trade in the security past this time frame, the Access Person must again obtain pre-clearance from the CCO or his designee. Unless otherwise noted, no pre-clearance is required for securities transactions that do not involve private placements or initial public offerings.

Securities and Instruments that are not Securities

ABSCAP will regard the following as securities as Reportable Securities or Covered Securities for purposes of complying with this policy to include common stocks, preferred stocks, stock options (put, call and straddle), debt securities, privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), derivative instruments, ETFs, UIT ETFs, closed-end funds, affiliated open-end mutual funds and municipal securities.

[7]	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[8]	“Limited Offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D.

[9]	Denise Alfieri (denise.alfieri@acaglobal.com); Patricia Kulhan (patricia.kulhan@acaglobal.com); Joanna Kozlina (joanna.kozlina@acaglobal.com)

If you are unsure if a security falls within this definition, please contact the CCO or a member of the ACA Compliance Team.

Exempt/Covered Securities

ABSCAP requires Access Persons to provide quarterly transaction reports regarding transactions and holdings in any Reportable Securities. However, as noted in Rule 204A-1 and Rule 17j-1, the term Reportable/Covered Security does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end funds other than Reportable Funds[10]; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Beneficial Ownership

Access Persons are considered to have beneficial ownership of Reportable Securities if they have or share a direct or indirect pecuniary interest in the securities. Access Persons have a pecuniary interest in securities if they have the ability to profit from a securities transaction directly or indirectly. The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of Access Persons’ immediate family sharing the same household.

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships;

●	Access Persons’ interests as a general partner in securities held by a general or limited partnership; and

●	Access Persons’ interests as a manager/member in the securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder, or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Access Persons of securities held by a trust:

●	Ownership of securities as a trustee where either the employee or members of the Access Persons’ immediate family have a vested interest in the principal or income of the trust;

●	Ownership of a vested beneficial interest in a trust; and

●	An Access Person’s status as a settlor/grantor of a trust unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

[10]	“Reportable Fund” means (a) any fund for which ABSCAP serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940. (ABSCAP must be approved by the Fund’s Board of Trustees (as noted above)); or (b) any fund whose investment adviser or principal underwriter controls ABSCAP, is controlled by ABSCAP, or is under common control with ABSCAP. Currently, the Absolute Capital Asset Allocator Fund and Absolute Capital Defender Fund are considered to be Reportable Funds.

Exempt Transactions

The following transactions are considered exempt transactions:

●	Any transaction in an account over which the Access Person does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the Access Person, accounts of family members outside of the immediate family would not be subject to review.

●	Any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager. (Initially and annually thereafter, Access Persons must affirm that he/she did not exercise any authority to participate in the management of the account.)

●	Purchases that are part of an automatic investment plan.[11]

●	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

●	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

In addition, from time to time, the CCO may exempt certain transactions on a trade-by-trade basis.

Reporting

In order to provide ABSCAP with information to enable it to determine with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with the management of ABSCAP clients, each Access Person of ABSCAP shall submit reports showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions noted above.

ABSCAP utilizes Compliance Navigator®, a cloud-based compliance manual system, for code of ethics and other conflicts of interest reporting. Such records are maintained in the format provided by Compliance Navigator® for the requisite time period.

Quarterly Transaction Reports

Access Persons shall be required to submit to ABSCAP a Quarterly Personal Securities Transaction Report no later than thirty (30) days after the end of each calendar quarter. The quarterly transaction reports (and/or brokerage statements) shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership (as defined above): (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

[11]	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Initial and Annual Holdings Reports

New ABSCAP Access Persons are required to report all of their personal securities holdings (note that the Initial and Annual Holdings Reports must include a listing of all Reportable Security holdings not later than 10 days after the commencement of their employment.). The Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person becomes an employee.

Existing Access Persons are required to provide ABSCAP with a complete list of Reportable Securities holdings on an annual basis. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted.

Each Initial and Annual Holdings Report must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (c) the date the Access Person submits the report. In lieu of a report that details the data required above, Access Persons can provide a copy of their duplicate statement(s).

Interim Reports

With respect to any personal securities holdings established by an Access Person during any quarter, in which Reportable Securities are held for the direct or indirect benefit of the Access Person, the Access Person much report the following information not later than 10 days after the opening of the new account, at a minimum to the CCO: (a) the date that the account of investment was established; (b) the name of any broker, dealer or bank with which the Access Person maintains the account; (c) holdings within the account, if available; and (d) the date that the report is submitted.

Exceptions from Reporting Requirements

Access Persons are not required to submit: (a) a transaction or Initial and Annual Holdings Report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, and (b) a transaction report with respect to transactions effected pursuant to an automatic investment plan.

Trading and Review

The ACA Compliance Team shall conduct reviews of ABSCAP Access Person’s personal trading by reviewing Quarterly Transaction Reports and shall review all Initial and Annual Holdings Reports that are submitted by Access Persons upon hire and annually thereafter. The Initial/Annual Holdings Reports and Quarterly Transactions Reports submitted by the CCO shall be reviewed by a member of the ACA Compliance Team.

Reporting Violations and Remedial Actions

ABSCAP takes the potential for conflicts of interest caused by personal investing very seriously. As such, ABSCAP requires its Supervised Persons to promptly report any violations of the Code of Ethics to the CCO and/or Firm Management. ABSCAP’s management is aware of the potential matters that may arise as a result of this requirement and shall take action against any Supervised Person that seeks retaliation against another for reporting violations of the Code of Ethics. ABSCAP has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

ABSCAP has implemented remedial actions that are designed to discourage its Access Persons from violating the Personal Securities Transaction Policy. Access Persons should be aware that ABSCAP reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

The CCO shall promptly report to the Board of Trustees of the Funds all apparent violations of this Code and the reporting requirements thereunder. When the CCO finds that a transaction otherwise reportable to the Board of Trustees could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(b), the CCO may, in his discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code, in lieu of reporting the transaction to the Fund’s Board of Trustees.

Reporting to the Fund Chief Compliance Officer

ABSCAP shall provide a report relating to this Code to the Funds’ Chief Compliance Officer, no less than annually. Such report shall:

●	summarize any changes in the procedures made during the past year;

●	describe any issues arising under this Code or procedures since the last report to the Funds’ Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations;

●	identify any recommended changes in the existing restrictions or procedures based upon the experience of ABSCAP under this Code, evolving industry practices or developments in applicable laws or regulations; and

●	certify that ABSCAP has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Disclosure

ABSCAP shall describe its Codes of Ethics to clients in Form ADV Part 2A and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for ABSCAP’s Code of Ethics shall be directed to the CCO.

Recordkeeping

ABSCAP shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the SEC or ABSCAP’s management.

●	A copy of this policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

●	A record of any violation of this policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

●	A record of all written acknowledgements (annual certifications) as required by this policy for each person who is currently, or within the past five years was, an employee of ABSCAP;

●	A copy of each report made pursuant to this policy by an Access Person shall be preserved by the firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

●	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

●	ABSCAP shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Access Person for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place; and

●	A copy of each written report to the Fund’s Chief Compliance Officer and/or Board of Trustees, as noted above.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, ABSCAP has instituted procedures to prevent the misuse of nonpublic information. The CCO will provide training to all Supervised Persons regarding ABSCAP’s Insider Trading Policy as hired, annually or as amended.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of material nonpublic information; or

●	Trading by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

●	Communicating material nonpublic information to others in breach of a fiduciary duty.

ABSCAP’s Insider Trading Policy applies to all of its Supervised Persons. Any questions should be directed to the CCO and/or Managing Director.

Whom Does the Policy Cover?

At the time that each individual is hired, ABSCAP’s Managing Director and CCO will determine the scope of access to be provided to such individual and whether that individual will be considered an Access Person of the firm. ABSCAP’s personal trading policies apply to all Access Persons as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Access Person is an officer, director or 10% or greater stockholder and a partnership of which the Access Person is a partner unless the Access Person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Advance knowledge of the following types of information is generally regarded as “material”:

●	Dividend or earnings announcements

●	Write-downs or write-offs of assets

●	Additions to reserves for bad debts or contingent liabilities

●	Expansion or curtailment of company or major division operations

●	Merger, joint venture announcements

●	New product/service announcements

●	Discovery or research developments

●	Criminal, civil and government investigations and indictments

●	Pending labor disputes

●	Debt service or liquidity problems

●	Bankruptcy or insolvency problems

●	Tender offers, stock repurchase plans, etc.

●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material nonpublic information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Nonpublic?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Nonpublic” information generally means information that has not been available to the investing public.

Once material nonpublic information has been effectively distributed to the investing public, it is no longer classified as material nonpublic information. However, the distribution of nonpublic information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there must also be adequate time for the public to receive and digest the information. Lastly, nonpublic information does not change to public information solely by selective dissemination.

ABSCAP’s Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material nonpublic information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Supervised Persons may also become insiders or tippees if they obtain material nonpublic information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained, or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material Nonpublic Information

If an employee has questions as to whether they are in possession of material nonpublic information, they must inform the CCO and Managing Director as soon as possible. From this point, the employee, CCO and the Managing Director will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated. In addition, on an as hired and annual basis, all Supervised Persons are required to complete ABSCAP’s Conflicts of interest Questionnaire which is designed to provide a reminder to Supervised Persons regarding their disclosure responsibilities with respect to any actual or perceived conflict of interest (including the receipt of material nonpublic information) to the CCO and Managing Director.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Supervised Persons:

●	Shall not trade the securities of any company in which they are deemed insiders who may possess material nonpublic information about the company.

●	Shall not engage in securities transactions of any company, except in accordance with ABSCAP’s Personal Securities Transaction Policy and the securities laws.

●	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

●	Shall not discuss any potentially material nonpublic information with colleagues, except as specifically required by their position.

●	Shall immediately report the potential receipt of nonpublic information to the CCO and Managing Director.

●	Shall not proceed with any research, trading, etc. until the CCO and Managing Director inform the employee of the appropriate course of action.